New Hampshire Thrift Bancshares, Inc. Announces Partial Redemption of SBLF Preferred Shares

NEWPORT, NH -- (Marketwired - December 29, 2014) - New Hampshire Thrift Bancshares, Inc. (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced that it has redeemed $15.0 million of its outstanding preferred securities issued under the U.S. Treasury's Small Business Lending Fund ("SBLF") program. The redemption was funded with the proceeds of a $17.0 million private placement of subordinated notes, which the Company completed in October 2014. The Company continues to have $8.0 million of preferred securities outstanding under the SBLF program, which it anticipates redeeming on or before first quarter 2016 when the dividend on such securities is scheduled to increase from 1% to 9%.

Stephen R. Theroux, President and Chief Executive Officer, said, "We are pleased to redeem the majority of our SBLF preferred securities with a low cost source of capital that will minimize the dilution to our common equity holders. We currently anticipate redeeming the remaining $8.0 million of SBLF preferred securities with our retained earnings, pending regulatory approval, and therefore fully exiting the government-sponsored SBLF program without the need for additional common equity."

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. New Hampshire Thrift Bancshares, Inc., through its direct and indirect subsidiaries, operates 29 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 16 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, including the timing of the redemption of our remaining preferred securities and the source of funding for such redemption, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and Lake Sunapee Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For additional information contact:
Laura Jacobi
First Senior Vice President
Chief Financial Officer
(603) 863-0886